Exhibit 99.1

Catalyst Pharmaceutical Partners, Inc.

Frequently Asked Questions Regarding CPP-115

November 3, 2010

On November 1, 2010, Catalyst Pharmaceutical Partners, Inc. (“Company”) issued a press release updating the market regarding the results from a series of CPP-115 preclinical safety and efficacy evaluations. The following frequently asked questions provide additional information to the market responsive to several questions that analysts and market participants have asked the Company following up on the issuance of the press release.

1.	What advantages does CPP-115 have over vigabatrin?

a.	The vision safety testing was conducted at the maximum tolerated doses of both drugs, doses well above those anticipated to be studied clinically. From this data, we believe that when CPP-115 is used for the treatment of epilepsy, the risk of developing visual field deficits will be substantially less, and for those at risk of developing VFD’s, the time course of progression will likely be substantially longer. When used for the treatment of addiction with a lower dose of CPP-115, we believe that there is a strong likelihood that visual field deficits may never develop. If we are correct, this is very significant because it opens up the possibility of longer term treatment and maintenance options in this population.

b.	Although vigabatrin has been associated with the development of visual field deficits, more than half of those who are treated with vigabatrin for epilepsy never develop visual field deficits. For those that do, the onset and progression of VFD’s is quite variable. Therefore, it is simply not possible to quantitatively state CPP-115’s superiority compared to vigabatrin due to the variability of the VFD risk of vigabatrin to which CPP-115 is being compared.

2.	How much more potent is CPP-115?

a.	We anticipate therapeutic doses in the high microgram to low milligram/Kg range. By way of comparison, the therapeutic dose of vigabatrin is ~40 mg/kg.

3.	Does CPP-115 have retinal toxicity?

a.	The animal model testing we have completed to date indicates that given long enough and high enough exposure, some changes to retinal physiology may be observed in some patients, but it is not clear if such changes would be clinically significant. Given the correlation of the observed effects of vigabatrin in this animal model to the known, clinically significant effects of vigabatrin on humans, we are able to conclude that the risk of developing clinically significant VFD’s in humans exposed to CPP-115 is likely to be substantially less and for those at risk, it would likely take significantly longer for those effects to manifest themselves.

4.	What are the terms of the CPP-115 license with Northwestern?

a.	We pay clinical milestone payments and a low single digit royalty on product sales and a portion of any sub-licenses. There are no milestone payments due as a result of the completion of the studies we have completed to date. A $50,000 milestone payment will be due when an IND is filed or on August 27, 2012, whichever is earlier.

Catalyst Pharmaceutical Partners, Inc.

Frequently Asked Questions

November 3, 2010

5.	What will be your first indication for CPP-115?

a.	Due to the fact that treatment of complex partial seizures and infantile spasms are known, approved, indications for vigabatrin, we expect to initially pursue these indications. Upon demonstration of efficacy for stimulant addiction treatment by CPP-109, we will add treatment of stimulant addiction as an indication for CPP-115.

6.	What was the level of retinal damage for CPP-115 and vigabatrin?

a.	The level of damage in the specific animal model that was used for this study was measurably different between the groups with CPP-115 being substantially less than vigabatrin, which is why we were able to state that CPP-115 was substantially better than vigabatrin. This model was based on the previously published work of Cheryl Craft, Ph.D. and other investigators. The level of damage we observed for vigabatrin was consistent with previously published reports (about a 50% loss of function). Other published information and unpublished data from our most recent human clinical trial in which vigabatrin was used to treat cocaine addiction for a 12 week period indicates that the effect of CPP-115 on retinal function is likely to not be clinically significant. We have therefore concluded that CPP-115 will result in a substantially lower incidence of VFD’s, and for the small subgroup that may be at risk to develop VFD’s, the onset and progression of VFD’s will likely be substantially slower.

7.	Was the retinal damage seen significant?

a.	Due to the design of the study and the number of animals used, there were measurable and statistically significant differences seen between all groups (p < 0.05). Vigabatrin is known to cause clinical changes to vision in humans. Therefore, it is reasonable to conclude that the level of retinal function change seen in our study for vigabatrin corresponds to a clinically significant change to vision. The changes seen for CPP-115 were much less (p < 0.05) and it is less likely that those changes would correspond to a clinically significant change in humans.

8.	Are there p-values in the vision study?

a.	There were p-values, and they indicated statistical significance (p-values well under 0.05). This was the basis for our being able to state our belief that CPP-115 was substantially better than vigabatrin. The data is still being analyzed and some data QA is still not complete. Therefore, it would be premature to disclose specific p-values at this time. We intend to publish all results of this study, along with the p-values.

9.	Is this compared to placebo or baseline?

a.	The test drug group responses were compared to placebo group responses at the 45 and 90 day timepoints. Due to the variability of ERG testing in this animal model, there was no value to collecting “time-zero” baseline testing within the groups.

10.	What animals were used in the epilepsy models?

a.	The epilepsy models testing included both rats and mice. The tests were conducted by the anticonvulsant screening program (ASP) of the NIH. The models used were the standard battery of tests (described on the NIH’s web site) that NIH conducts for all new chemical entities submitted to the program. Catalyst also submitted vigabatrin to the ASP. The test results showed vigabatrin and CPP-115 were equally efficacious as anticonvulsants in some of the various models that were examined, except that CPP-115 was substantially more potent. Considering the identical mechanism of action of the two drugs, the similarity of results in the various animal models was not surprising. This testing shows rather conclusively that CPP-115 should have efficacy for epilepsy similar to vigabatrin.

Catalyst Pharmaceutical Partners, Inc.

Frequently Asked Questions

November 3, 2010

11.	What was the dose of CPP-115 that reduced cocaine-induced dopamine surges?

a.

Between 0.1 and 1 mg/kg. Dose ranging experiments are still in progress so it is not possible to provide a more exact dose (effective dose 50% or ED50) at this time. This dose is in stark contrast to the dose of vigabatrin needed (300 mg/kg) to achieve a similar reduction in the dopamine surge. This dose, which is far below the dosage used for the visual safety testing, has lead us to conclude that the development of VFD’s when CPP-115 is used for the treatment of addiction will be unlikely.

12.	What are the next steps in the CPP-115 development plan?

a.	We intend to start the additional non-clinical studies, including 28 day toxicology studies in dogs and rodents, cardiac safety testing in telemeterized dogs, respiratory safety in rodents and a CNS safety study in rodents. The studies that have already been completed are generally predictive of the outcome of these yet to be completed studies. Therefore, we expect the risk of unexpected adverse toxicological findings from these remaining studies to be unlikely.

13.	Will CPP-115 replace vigabatrin?

a.

We ultimately expect CPP-115 to replace vigabatrin. However, while we expect CPP-109 to reach the market first and provide a valuable therapeutic solution for various forms of addiction, CPP-115 has the potential to treat all the indications for which vigabatrin can be used (including epilepsy and stimulant addiction) and we expect that CPP-115 will be substantially safer and more potent than vigabatrin. CPP-115 also has the commercial benefit of composition of matter patent protection to 2028 (including the 5 year maximum allowable extension that can be granted to new chemical entities upon FDA approval). Therefore, in the long run, CPP-115 has great potential to become an efficacious, significantly safer alternative to vigabatrin (Sabril® & CPP-109).

14.	What did Dr. Richard Silverman, inventor of CPP-115 and Pfizer’s $3 billion pain drug Lyrica®, have to say about the results?

a.	“CPP-115 has been shown to exhibit an outstanding pharmacological profile. Now, the retinal safety data establishes its impressive benefit over vigabatrin, the only effective treatment for infantile spasms and a new important therapy for substance abuse.”

Special Note Regarding Forward-Looking Statements

These Frequently Asked Questions contain “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. The Company based these forward-looking statements on management’s current expectations about future events. All forward looking statements involve risks and uncertainties. Factors that could cause actual results to differ from those implied by the forward-looking statements found in these Frequently Asked Questions are set forth in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2009, our Quarterly Report on Form 10-Q for the quarter and six months ended June 30, 2010, and the Current Report on Form 8-K that we filed on November 1, 2010 reporting the results of our preclinical safety and efficacy evaluations of CPP-115. These statements reflect our current beliefs based upon information now available to us. The Company assumes no obligation to update any forward-looking statement.